Exhibit 99.1

Press Release

Contacts:	MEDIA: Kevin Heine (212) 635-1569	ANALYSTS: Steve Lackey (212) 635-1578

The Bank of New York Mellon Corporation Reports

Third Quarter Continuing EPS of $0.26

Results include 46 cents per share for merger and integration expense,

tax settlements and support agreement charges

Operating performance benefited from diversity of businesses, market volatility and new business wins

NEW YORK, October 16, 2008 — The Bank of New York Mellon Corporation (NYSE:BK) today reported income from continuing operations of $305 million, or $0.26 per share, in the third quarter of 2008. This compares to income from continuing operations of $642 million, or $0.56 per share, in the third quarter of 2007 and $302 million, or $0.26 per share, in the second quarter of 2008.

“In the face of unprecedented market volatility our operating performance exceeded expectations, driven by the strength and diversity of our securities servicing and asset management businesses. We supported our clients in these extraordinarily turbulent markets and I am very proud of the tireless dedication and focus of our employees,” said Robert P. Kelly, chairman and chief executive officer of The Bank of New York Mellon.

“We recently announced our participation in the U.S. Treasury’s program to invest capital in nine leading U.S. financial institutions. In addition, we are honored to have been selected by the Treasury as the sole provider of a broad range of custodial and trustee services for the government’s Troubled Asset Relief Program (TARP).”

Continuing operations net income and EPS on a quarterly basis

(dollar amounts in millions, except per share amounts)	3Q08			2Q08		3Q07
	Net income	EPS		Net income	EPS	Net income	EPS
Continuing operations – GAAP	$305	$0.26		$302	$0.26	$642	$0.56
Non-GAAP adjustments:
M&I expenses	66	0.06		89	0.08	127	0.11
SILO/LILO/tax settlements	30	0.03		380	0.33	-	-
Continuing operations excluding M&I expenses and SILO/LILO/tax settlements	401	0.35		771	0.67	769	0.67
Support agreement charges	433	0.37		(5)	-	-	-
Continuing operations excluding M&I expenses, SILO/LILO/tax settlements and support agreement charges	834	0.72		766	0.67	769	0.67
Intangible amortization	74	0.06		77	0.07	84	0.07
Continuing operations excluding M&I expenses, SILO/LILO/tax settlements, support agreement charges and intangible amortization	$908	$0.79	(a)	$843	$0.74	$853	$0.75	(a)
(a)	Does not foot due to rounding.

In the third quarter of 2008, the Company recorded an after-tax charge of $0.06 per share associated with merger and integration (“M&I”) expenses and $0.03 per share related to the settlement with the IRS of tax structured lease transactions (“SILO/LILO”), as well as the settlement of several audit cycles. Additionally, in the third quarter of 2008, the Company recorded an after-tax charge of $0.37 per share, or $433 million, associated with various support agreements.

The operating results for the third quarter of 2008 also included pre-tax costs associated with the write-down of certain investment securities ($162 million). For additional information, see page 8.

Third Quarter Highlights of The Bank of New York Mellon Corporation (Unless otherwise noted, all comments begin with the results of the third quarter of 2008 and are compared to the third quarter of 2007). Please refer to the Quarterly Earnings Summary for detailed business segment information.

Total revenue was $3.626 billion, comprised of $2.923 billion of fee and other revenue including the write-down of certain investment securities ($162 million) and $703 million of net interest revenue including a pre-tax charge for the SILO/LILO tax settlement ($112 million).

Reconciliation of total revenue	3Q08	2Q08	3Q07	3Q08 vs.
(dollar amounts in millions)				3Q07	2Q08
Fee and other revenue	$2,923	$2,982	$2,931	-%	(2)%
Securities losses	162	152	9
Total fee and other revenue – Non-GAAP	3,085	3,134	2,940	5	(2)%
Net interest revenue	703	411	669	5	71
SILO/LILO	112	377	-
Total net interest revenue – Non-GAAP	815	788	669	22	3
Total revenue, excluding SILO/LILO and securities writedowns – Non-GAAP	$3,900	$3,922	$3,609	8%	(1)%

•

Assets under management, excluding securities lending assets, totaled $1.067 trillion at quarter end. This represents a decrease of 4% compared with the prior year and the sequential quarter. Net asset inflows in the third quarter of 2008 totaled $8 billion and were more than offset by market depreciation and the impact of a stronger U.S. dollar. Assets under custody and administration totaled $22.4 trillion, a decrease of 1% compared with prior year and a decrease of 3% sequentially, as the benefit of new business conversions was offset by weaker market values and the impact of a stronger U.S. dollar.

•

Securities servicing fees totaled $1.542 billion, an increase of 6% on a reported basis and approximately 10% adjusted for the sale of the B-Trade and G-Trade execution businesses in the first quarter of 2008. The increase on an adjusted basis reflects growth in asset servicing, issuer services and clearing services. Securities servicing fees declined 2% sequentially, primarily driven by the normal seasonality in the third quarter associated with securities lending.

•

Asset and wealth management fees totaled $792 million, a decline of 7% compared to the prior year and 6% sequentially reflecting the global weakness in market values, partially offset by net inflows of money market assets over both periods.

•

Foreign exchange and other trading activities totaled a record $385 million, an increase of 62% compared with $238 million in the prior year and an increase of 25% (unannualized) compared with $308 million in the second quarter of 2008. The increase compared to both periods reflects the benefit of higher market volatility and volumes associated with our client activity and the current market environment.

•

Securities losses totaled $162 million. This compares with a loss of $9 million in the third quarter of 2007 and a loss of $152 million in the second quarter of 2008. Further information on the investment portfolio is detailed on pages 8 and 9.

•

Net interest revenue (FTE) totaled $708 million with a net interest margin of 1.96%. The third quarter of 2008 included a pre-tax charge for the final SILO/LILO tax settlement of $112 million. Excluding this charge, net interest revenue was a record $820 million and the net interest margin was 2.27%. This compares with net interest revenue of $674 million and a net interest margin of 2.02% in the third quarter of 2007 and net interest revenue of $792 million and a net interest margin of 2.21% in the second quarter of 2008, excluding a $377 million (pre-tax) SILO charge.

•	The provision for credit losses was $30 million in the third quarter of 2008 compared to no provision for credit losses in the third quarter of 2007 and $25 million in the second quarter of 2008.

Third Quarter Highlights of Continuing Operations – continued

Total noninterest expense was $3.332 billion. This compares to noninterest expense of $2.706 billion in the third quarter of 2007 and $2.754 billion in the second quarter of 2008.

Reconciliation of noninterest expense	3Q08	2Q08	3Q07	3Q08 vs.
(dollar amounts in millions)				3Q07	2Q08
Noninterest expense	$3,332	$2,754	$2,706	23%	21%
Support agreement charges	726	(9)	-
Subtotal	2,606	2,763	2,706	(4)%	(6)%
M&I expense	111	149	218
Intangible amortization	120	124	131
Total noninterest expense, excluding support agreement charges, M&I expenses and intangible amortization – Non-GAAP	$2,375	$2,490	$2,357	1%	(5)%

•

Total noninterest expense (excluding M&I expense and intangible amortization) included a $726 million support agreement charge during the third quarter of 2008. Excluding this amount, expenses increased 1% compared with the prior year and declined 5% (unannualized) sequentially. Total staff expense declined compared to both periods, reflecting the benefit of continuing expense synergies and lower incentive levels. Strong expense control contributed to significant positive operating leverage of approximately 700 basis points year-over-year and approximately 400 basis points sequentially.

The effective tax rate for the third quarter of 2008 was a negative 15.5%. The negative tax rate reflects the absolute level of charges associated with the support agreements, securities losses and the final SILO/LILO settlement, as well as the settlement of prior tax audit cycles. Excluding these items, as well as M&I expenses, the effective tax rate was 32.4% in the third quarter of 2008.

The capital ratios for the third quarter of 2008 reflect the record level of client deposits generated subsequent to the market turmoil that began in mid-September. Noninterest-bearing deposits were $82 billion at Sept. 30, 2008, $31 billion at June 30, 2008 and $27 billion at Sept. 30, 2007. The Company placed an increased level of deposits principally with either the Federal Reserve or in overnight deposits with large global banks. At the end of the third quarter, total assets were $268 billion and averaged $199 billion during the quarter.

The unrealized net of tax loss on our securities portfolio was $2.8 billion at Sept. 30, 2008 compared with $1.8 billion at June 30, 2008. The increase primarily resulted from wider credit spreads.

Capital Ratios	Quarter ended
	Sept. 30, 2008		June 30, 2008	Dec. 31, 2007
Tier I capital ratio	9.33	%(a)	9.33%	9.32%
Total (Tier I plus Tier II) capital ratio	12.81	(a)	12.90	13.25
Leverage capital ratio	6.48		6.39	6.53
Average shareholders’ equity to average assets ratio	14.08		14.54	15.10
Tangible common equity to assets ratio (b)	3.88	(c)	4.62	5.24
Tangible common equity to average assets ratio (b)	4.41	(c)	4.76	5.38
(a)	Preliminary.
(b)	Common equity less goodwill and intangible assets plus the benefit of the deferred tax liability associated with non-tax deductible intangible assets and tax deductible goodwill, divided by total assets less goodwill and intangible assets.
(c)	At Sept. 30, 2008, total and average assets were adjusted for the deposits placed with the Federal Reserve of $37.9 billion and other short-term investments – U.S. government-backed commercial paper of $10.9 billion. The average impact of these assets was $3.5 billion in the third quarter of 2008. Both of these sets of assets are assigned a zero risk-weighting by the regulators.

On Oct. 14, 2008, The Bank of New York Mellon Corporation declared a quarterly common stock dividend of 24 cents per share. This cash dividend is payable on Nov. 3, 2008 to shareholders of record as of the close of business on Oct. 24, 2008.

Third Quarter Highlights of Continuing Operations – continued

The Bank of New York Mellon Corporation is a global financial services company focused on helping clients manage and service their financial assets, operating in 34 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. It has $22.4 trillion in assets under custody and administration, approximately $1.1 trillion in assets under management and services approximately $12 trillion in outstanding debt. Additional information is available at www.bnymellon.com.

Earnings Release Format

Throughout this earnings release, all information is reported on a continuing operations basis unless otherwise noted. Quarterly returns are annualized. Certain amounts are presented on an FTE basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources, and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income. Where financial measures are presented excluding certain specified amounts, we believe the presentation enhances investor understanding of period-to-period results.

Supplemental Financial Information

The Quarterly Earnings Summary and supplemental financial trends for The Bank of New York Mellon Corporation have been updated through Sept. 30, 2008 and are available at www.bnymellon.com (Investor Relations – financial reports).

Conference Call Data

Robert P. Kelly, chairman and chief executive officer; Gerald L. Hassell, president; and Thomas P. Gibbons, chief financial officer, along with other members of executive management from The Bank of New York Mellon Corporation, will host a conference call and simultaneous live audio webcast at 8 a.m. EDT on Thursday, October 16, 2008. This conference call and audio webcast will include forward-looking statements and may include other material information. Persons wishing to access the conference call and audio webcast may do so by dialing (888) 677-5383 (U.S.) and (210) 838-9221 (International) Passcode: Earnings, or by logging on to www.bnymellon.com. The earnings release, together with the quarterly earnings summary, will be available at www.bnymellon.com beginning at approximately 6:30 a.m. EDT on October 16, 2008. Replays of the conference call and audio webcast will be available beginning October 16, 2008 at approximately 2 p.m. EDT through October 30, 2008 by dialing (866) 452-2106 (U.S.) or (203) 369-1212 (International). The archived version of the conference call and audio webcast will also be available at www.bnymellon.com for the same time period.

THE BANK OF NEW YORK MELLON CORPORATION

Financial Highlights

(dollar amounts in millions, except per share amounts and unless otherwise noted; common shares in thousands)	Quarter ended
	Sept. 30, 2008		June 30, 2008		Sept. 30, 2007
Return on average tangible common equity (annualized):
GAAP	19.0%		18.5%		33.2%
Non-GAAP adjusted (a)	45.5%		41.2%		39.0%

Return on equity (annualized):
GAAP	4.3%		4.3%		8.9%
Non-GAAP adjusted (b)	12.9%		11.9%		11.8%

Fee and other revenue as a percentage of total revenue (FTE)	81	%(c)	88	%(c)	81%

Annualized fee revenue per employee (based on average headcount) (in thousands)	$285		$294		$291

Non-U.S. percent of revenue, excluding the SILO/LILO charges (FTE)	34%		35%		30%

Pre-tax operating margin (FTE):
GAAP	8%		18%		25%
Non-GAAP adjusted (b)	36%		34%		35%

Net interest margin (FTE)	1.96	%(c)	1.16	%(c)	2.02%

Selected average balances:
Interest-earning assets	$144,290		$144,255		$133,521
Total assets	$198,827		$195,997		$183,828
Interest-bearing deposits	$86,853		$94,785		$80,870
Noninterest-bearing deposits	$33,462		$24,822		$26,466
Shareholders’ equity	$27,996		$28,507		$28,669

Average common shares and equivalents outstanding (in thousands):
Basic	1,143,445		1,135,153		1,128,734
Diluted	1,151,469		1,146,886		1,141,145

Period-end data
Assets under management (in billions)	$1,067		$1,113		$1,106
Assets under custody and administration (in trillions)	$22.4		$23.0		$22.7
Cross-border assets (in trillions)	$8.9		$10.3		$9.6
Market value of securities on loan (in billions)	$470		$588		$663

Employees	43,200		43,100		40,600

Book value per common share	$23.97		$24.93		$25.43
Tangible book value per common share	$6.65		$7.19		$7.95
Dividends per share	$0.24		$0.24		$0.24
Closing common stock price per share	$32.58		$37.83		$44.14
Market capitalization	$37,388		$43,356		$50,266
(a)	Calculated excluding M&I expenses and the SILO/LILO/tax settlements and support agreement charges.
(b)	Calculated excluding M&I expenses, intangible amortization expenses, the SILO/LILO/tax settlements and support agreement charges.
(c)	Excluding the SILO/LILO charge, fee and other revenue as a percentage of total revenue was 78% and 79% and the net interest margin was 2.27% and 2.21% for the third and second quarters of 2008.

THE BANK OF NEW YORK MELLON CORPORATION

Condensed Consolidated Income Statement

(in millions, except per share amounts)	Quarter ended				Nine months ended
	Sept. 30, 2008	June 30, 2008		Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007(a)
Fee and other revenue
Securities servicing fees:
Asset servicing	$803	$864		$720	$2,566	$1,540
Issuer services	477	444		436	1,297	1,122
Clearing and execution services	262	270		304	799	877
Total securities servicing fees	1,542	1,578		1,460	4,662	3,539
Asset and wealth management fees	792	844		854	2,478	1,173
Performance fees	3	16		(3)	39	32
Foreign exchange and other trading activities	385	308		238	952	482
Treasury services	130	130		122	384	227
Distribution and servicing	107	110		95	315	99
Financing-related fees	45	50		51	143	164
Investment income	17	45		22	85	97
Other	64	53		101	214	182
Total fee revenue	3,085	3,134		2,940	9,272	5,995
Securities gains (losses)	(162)	(152)		(9)	(387)	(9)
Total fee and other revenue	2,923	2,982		2,931	8,885	5,986
Net interest revenue
Interest revenue	1,339	1,092		1,778	4,087	3,961
Interest expense	636	681		1,109	2,206	2,413
Net interest revenue	703	411		669	1,881	1,548
Provision for credit losses	30	25		-	71	(30)
Net interest revenue after provision for credit losses	673	386		669	1,810	1,578
Noninterest expense
Staff	1,218	1,391		1,280	3,961	2,752
Professional, legal and other purchased services	287	280		241	819	503
Net occupancy	164	139		144	432	304
Distribution and servicing	133	131		127	394	135
Software	78	88		91	245	202
Furniture and equipment	80	79		80	238	184
Sub-custodian and clearing	80	83		110	233	267
Business development	62	75		56	203	123
Other (b)	999	215		228	1,430	429
Subtotal	3,101	2,481		2,357	7,955	4,899
Amortization of intangible assets	120	124		131	366	188
Merger and integration expenses:
The Bank of New York Mellon Corporation	107	146		205	374	244
Acquired Corporate Trust Business	4	3		13	12	36
Total noninterest expense	3,332	2,754		2,706	8,707	5,367
Income
Income from continuing operations before income taxes	264	614		894	1,988	2,197
Provision for income taxes	(41)	312		252	632	670
Income from continuing operations	305	302		642	1,356	1,527
Discontinued operations:
Income (loss) from discontinued operations	(2)	16		(4)	9	(13)
Provision (benefit) for income taxes	-	9		(2)	7	(5)
Income (loss) from discontinued operations, net of tax	(2)	7		(2)	2	(8)
Net income	$303	$309		$640	$1,358	$1,519
Earnings per share
Basic:
Income from continuing operations	$0.27	$0.27		$0.57	$1.19	$1.79
Income (loss) from discontinued operations, net of tax	-	0.01		-	-	(0.01)
Net income	$0.27	$0.27	(c)	$0.57	$1.19	$1.78
Diluted:
Income from continuing operations	$0.26	$0.26		$0.56	$1.18	$1.77
Income (loss) from discontinued operations, net of tax	-	0.01		-	-	(0.01)
Net income	$0.26	$0.27		$0.56	$1.18	$1.76
(a)	Results for nine months ended Sept. 30, 2007 include six months of legacy The Bank of New York Company, Inc. and three months of The Bank of New York Mellon Corporation.
(b)	Includes the support agreement charges of $726 million recorded in the third quarter of 2008.
(c)	Does not foot due to rounding.

THE BANK OF NEW YORK MELLON CORPORATION

Consolidated Balance Sheet

(dollar amounts in millions, except per share amounts)	Sept. 30, 2008	Dec. 31, 2007
Assets
Cash and due:
Banks	$7,430	$6,555
Federal Reserve Bank	37,909	80
Other short-term investment – U.S. government-backed commercial paper, at fair value	10,865	-
Interest-bearing deposits with banks	52,222	34,312
Federal funds sold and securities purchased under resale agreements	7,759	9,108
Securities:
Held-to-maturity (fair value of $7,580 and $2,171)	7,705	2,180
Available-for-sale	33,910	46,518
Total securities	41,615	48,698
Trading assets	8,091	6,420
Loans	59,042	50,931
Allowance for loan losses	(365)	(327)
Net loans	58,677	50,604
Premises and equipment	1,678	1,731
Accrued interest receivable	738	739
Goodwill	16,335	16,331
Intangible assets	6,043	6,402
Other assets	18,148	16,676
Total assets	$267,510	$197,656
Liabilities
Deposits:
Noninterest-bearing (principally domestic offices)	$81,727	$32,372
Interest-bearing deposits in domestic offices	25,465	21,082
Interest-bearing deposits in foreign offices	66,976	64,671
Total deposits	174,168	118,125
Borrowing from Federal Reserve related to asset-backed commercial paper, at fair value	10,865	-
Federal funds purchased and securities sold under repurchase agreements	6,467	2,193
Trading liabilities	5,728	4,577
Payables to customers and broker-dealers	10,971	7,578
Commercial paper	43	4,079
Other borrowed funds	2,916	1,840
Accrued taxes and other expenses	5,134	8,101
Other liabilities (including allowance for lending related commitments of $129 and $167)	8,164	4,887
Long-term debt	15,541	16,873
Total liabilities	239,997	168,253
Shareholders’ equity
Common stock-par value $0.01 per share; authorized 3,500,000,000 shares; issued 1,148,509,331 and 1,146,896,177 shares	11	11
Additional paid-in capital	20,212	19,990
Retained earnings	10,438	10,015
Accumulated other comprehensive loss, net of tax	(3,115)	(574)
Less: Treasury stock of 942,777 and 912,896 shares, at cost	(33)	(39)
Total shareholders’ equity	27,513	29,403
Total liabilities and shareholders’ equity	$267,510	$197,656

Investment Securities Portfolio

At Sept. 30, 2008, our investment securities portfolio totaled $41.6 billion. The unrealized net of tax loss on our total securities portfolio was $2.8 billion at Sept. 30, 2008. The unrealized net of tax loss at June 30, 2008 was $1.8 billion. The increase compared to the prior quarter was primarily driven by wider credit spreads. The securities in our portfolio continued to remain highly rated, with 91% rated AAA/AA.

The following table provides the detail of our total securities portfolio.

Securities portfolio Sept. 30, 2008	Amortized Cost	Fair Value	Fair Value as % of Amortized Cost (a)	Portfolio Aggregate Unrealized Gain/Loss	Quarter to-date Change	Life-to-date/ Impairment Charge (b)		Ratings
(dollar amounts in millions)								AAA	AA	A	Other
Agencies	$11,565	$11,456	99%	$(109)	$(61)	$-		100%	-%	-%	-%
Alt-A securities	8,825	6,486	72	(2,339)	(925)	246		74	10	10	6
Prime/Other mortgage-backed securities	7,012	6,300	90	(712)	(315)	12		95	3	1	1
Subprime mortgage securities	1,602	1,202	72	(400)	(77)	63		27	54	16	3
Commercial mortgage-backed securities	2,845	2,650	93	(195)	(91)	-		97	3	-	-
Asset-backed securities CDOs	41	39	11	(2)	35	320		41	10	33	16
European floating rate notes	8,131	7,658	94	(473)	(128)	-		98	2	-	-
Home equity lines of credit	624	439	58	(185)	(37)	137		23	22	28	27
SIV securities	131	130	71	(1)	(3)	51		63	12	9	16
Other	5,364	5,130	94	(234)	(79)	90		48	10	21	21
Total	$46,140	$41,490	88%	$(4,650)	$(1,681)	$919	(b)	85%	6%	5%	4%
(a)	Amortized cost before impairments.
(b)	Life-to-date impairment charges include $301 million associated with the consolidation of Three Rivers Funding Corporation in December 2007.

At Sept. 30, 2008, we assumed an additional decline of approximately 15% in national home prices over the next two years and estimated the impact it would have on the cash flows of the underlying individual securities. As a result, we recorded an impairment charge and wrote down to current market value certain securities, resulting in a $162 million pre-tax securities loss comprised of the following:

Securities losses (impairment charges) (in millions)	3Q08

Alt-A securities	$29
Prime mortgage securities	12
Subprime mortgage securities	12
Asset-backed securities CDOs	42
Home equity line of credit securities	10
SIV securities	5
Other (including FHLMC)	52
Total securities losses (impairment charges)	$162

At the time of purchase, 100% of our Alt-A portfolio was rated AAA. At Sept. 30, 2008, this portfolio had migrated to 74% AAA-rated, 10% AA-rated, 10% A-rated and 6% other. At the time of purchase, the portfolio’s weighted-average FICO score was 711 and its weighted-average LTV was 74%. Approximately 50% of the total portfolio is supported by better performing fixed-rate collateral. Finally, the portfolio’s weighted-average current credit enhancement is approximately 13%. The unrealized loss on the Alt-A portfolio at Sept. 30, 2008 was $2.3 billion.

At Sept. 30, 2008, the fair value of our total asset-backed securities (“ABS”) CDOs was $51 million. The fair value of this portfolio, net of OTTI, was 11% of par at Sept. 30, 2008. At Sept. 30, 2008, $12 million of ABS CDOs are included in trading assets and $39 million are included in securities available-for-sale.

The home equity lines of credit (“HELOC”) securities are tested for impairment based on the quality of the underlying security and the condition of the monoline insurer providing credit support. Securities were deemed impaired if we expected they would not be repaid in full without the support of the insurer and the insurer was rated below investment grade. The securities losses in the third quarter of 2008 related to HELOC securities resulted from both a deterioration of specific securities combined with weakening credit support due to below investment grade ratings of certain bond insurers.

At Sept. 30, 2008, the fair value of our subprime mortgage securities portfolio was $1.2 billion with 81% of the portfolio rated AA or higher. The weighted-average current credit enhancement on this portfolio was approximately 35% at Sept. 30, 2008.

SILO/LILO and Tax Settlements

In the third quarter of 2008, we reached a settlement with the Internal Revenue Service (“IRS”) to formally close our 1998 through 2002 audit cycle. We also settled our 1994 through 1996 New York State and New York City audits. As part of the IRS settlement, we also accepted the IRS uniform SILO/LILO settlement offer announced on Aug. 6, 2008. The combined after-tax charge of the settlements was $30 million. In the second quarter of 2008 we recorded a $380 million after-tax charge related to the SILO transactions covered by this settlement.

Support Agreements

As previously disclosed, BNY Mellon elected to support its clients invested in money market mutual funds, cash sweep funds and similar collective funds impacted by the Lehman Brothers Holdings, Inc. (“Lehman”) bankruptcy filing. The support agreements relate to five commingled cash funds used primarily for overnight custody cash sweeps, four Dreyfus money market funds and various securities lending customers. These agreements are in addition to agreements that existed at June 30, 2008 covering SIV exposure in two short-term net asset value funds and the support agreements covering securities related to Whistle Jacket Capital/White Pine Financial, LLC to a commingled short-term net asset value fund.

During the third quarter of 2008, we also offered to support certain clients holding auction rate securities in the Wealth Management (expense of $15 million) and Treasury Services (expense of $3 million) segments.

Balance Sheet

During the recent market turmoil, there was a significant increase in deposits, reflecting client reactions to market volatility. Due to the anticipated short-term nature of these deposits, we have placed them primarily with either the Federal Reserve or in overnight deposits with large global banks. At Sept. 30, 2008, total assets grew to $267.5 billion compared with $201.2 billion at June 30, 2008. Total assets averaged $198.8 billion for the third quarter of 2008, compared with $196.0 billion for the second quarter of 2008. Deposits totaled $174.2 billion at Sept. 30, 2008 and $127.2 billion at June 30, 2008. Total deposits averaged $120.3 billion in the third quarter of 2008 and $119.6 billion in the second quarter of 2008.

The recent market events resulted in a significant increase in our percentage of liquid assets to total assets to 43% at Sept. 30, 2008 from 30% at June 30, 2008. At Sept. 30, 2008, we had approximately $70.9 billion of overnight liquid funds and cash of $45.3 billion (including approximately $37.9 billion on deposit with the Federal Reserve) for a total of approximately $116.2 billion of available funds.

Nonperforming Assets

Nonperforming assets	Quarter ended
(dollar amounts in millions)	Sept. 30, 2008	June 30, 2008	Sept. 30, 2007
Loans:
Commercial	$65	$52	$18
Commercial real estate	118	106	-
Other residential mortgages	75	55	11
Foreign	1	60	6
Total nonperforming loans	259	273	35
Other assets owned	8	6	2
Total nonperforming assets	$267	$279	$37
Nonperforming loans ratio	0.4%	0.5%	0.1%
Allowance for loan losses/nonperforming loans	140.9%	129.3%	948.6%
Total allowance for credit losses/nonperforming loans	190.7%	178.0%	1,457.1%

Allowance for Credit Losses, Provision and Net Charge-offs

Allowance for credit losses, provision and net charge-offs	Quarter ended
(dollar amounts in millions)	Sept. 30, 2008	June 30, 2008	Sept. 30, 2007
Allowance for credit losses – beginning of period	$486	$487	$415
Addition resulting from the merger with Mellon	-	-	130
Provision for credit losses	30	25	-
Sale of Mellon 1st Business Bank	-	(13)	-
Net (charge-offs)/recoveries:
Commercial	(8)	(3)	-
Commercial real estate	(2)	(9)	-
Foreign	(9)	-	-
Leasing	2	1	(35)
Other	(5)	(2)	-
Total net (charge-offs)/recoveries	(22)	(13)	(35)
Allowance for credit losses – end of period	$494	$486	$510
Allowance for loan losses	$365	$353	$332
Allowance for unfunded commitments	129	133	178

The unallocated allowance was 19% at Sept. 30, 2008 compared with 22% at June 30, 2008 and 28% at Sept. 30, 2007.

Consolidated Net Income Including Discontinued Operations

Net income, including discontinued operations, totaled $303 million, or $0.26 per share, in the third quarter of 2008, compared with $309 million, or $0.27 per share, in the second quarter of 2008 and $640 million, or $0.56 per share, in the third quarter of 2007.

Supplemental Information – Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with GAAP. We believe that the supplemental non-GAAP information included in this earnings release is useful to the investment community in analyzing the financial results and trends of our business. This information facilitates comparisons with prior periods and reflects the principal basis on which our management internally monitors financial performance. These items also reflect certain items that are excluded from our segment measures used internally to evaluate segment performance because management does not consider them to be particularly relevant or useful in evaluating the operating performance of our business segments.

Reconciliation of net income and EPS – GAAP to Non-GAAP	3Q08			2Q08		3Q07
(in millions, except per share amounts)	Net income	EPS		Net income	EPS	Net income	EPS
Net income-GAAP	$303	$0.26		$309	$0.27	$640	$0.56
Discontinued operations income (loss)	(2)	-		7	0.01	(2)	-
Continuing operations	305	0.26		302	0.26	642	0.56
Non-GAAP adjustments:
M&I expenses	66	0.06		89	0.08	127	0.11
SILO/LILO charge/tax settlements	30	0.03		380	0.33	-	-
Support agreement charges	433	0.37		(5)	-	-	-
Continuing operations excluding M&I expenses, SILO/LILO/tax settlements and support agreement charges	834	0.72		766	0.67	769	0.67
Intangible amortization	74	0.06		77	0.07	84	0.07
Continuing operations excluding M&I expenses, SILO/LILO/tax settlements, support agreement charges, and intangible amortization	$908	$0.79	(a)	$843	$0.74	$853	$0.75 (a)
(a) Does not foot due to rounding.
Reconciliation of total revenue		3Q08		2Q08	3Q07	3Q08 vs.
(dollar amounts in millions)						3Q07	2Q08
Fee and other revenue		$2,923		$2,982	$2,931	-%	(2)%
Net interest revenue		703		411	669
Total revenue		3,626		3,393	3,600	1%	7%
SILO/LILO charge		112		377	-
Securities writedowns		162		152	9
Total revenue, excluding SILO/LILO charge and securities writedowns		$3,900		$3,922	$3,609	8%	(1)%

Cautionary Statement

The information presented in this Earnings Release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, statements with respect to ability and intention to hold certain securities, assumptions regarding additional declines in national home prices and estimated impact of this decline, the description of client deposits and assumptions regarding performance in our Alt-A and securities available-for-sale portfolios. These statements and other forward-looking statements contained in other public disclosures of The Bank of New York Mellon Corporation (the Company) which make reference to the cautionary factors described in this earnings release, are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond the Company’s control). Factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the risk factors and other uncertainties set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2007 and the Company’s other filings with the Securities and Exchange Commission. All forward-looking statements in this earnings release speak only as of October 16, 2008 and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.